Exhibit 10.2

[Alaska Communications Letterhead]

February 25, 2011

Wayne Graham

Dear Wayne:

I am pleased to offer you the position of Chief Financial Officer (CFO) with Alaska Communications. In this capacity, you will be joining a highly professional team that is dedicated to advancing the company in its position as Alaska's leading integrated telecommunications company. We structured our organization to drive our customer focused market strategy, and you will play a crucial role executing this strategy with our existing and future customers. If you accept this offer, you will report directly to me and your effective start date will be on or before April 1, 2011.

In this role, you will receive $250,000.00 in annual base salary delivered in hi-weekly payrolls, and a $250,000.00 target annual cash incentive for an annualized target cash compensation total of $500,000.00. Your actual incentive payment will vary based on your and our Company's performance, as determined by the Board of Directors' (BOD) Compensation and Personnel Committee, and will be prorated for your first partial year of employment. Another substantial component of your total compensation in this job is equity grants. As a participant in this program, you will be eligible to receive annual target awards of equity. We currently expect that in 2011 these awards will be a mix of restricted stock units and performance stock units. Subject to final approval by the Board, your target equity grant will be approximately 150% of your base salary. Following Board approval in March you will receive an award in April that will be pro-rated for 2011 based on your starting date of employment.

We determine actual stock unit awards based on your role and performance of that role, and prorate for your actual time in the position. All awards are contingent upon BOD approval and your execution of required grant agreement documents. We also have minimum stock holding requirements in place that apply to you. By accepting our offer, you agree to abide by our minimum executive equity holding requirements applicable to executive officers at your level. Based on your position, our current policy requires you to accumulate and hold a number of shares of common stock having a value of at least 1,5 times your base salary within five years of the date you start work at ACS. You understand and accept that the Company may modify these minimum holding requirements in the future and agree that any such future modifications of holding requirements shall be binding on you.

Attachment "A" to this letter will provide you with additional information regarding your employee benefits.

As CFO you will also be covered by the ACS Officer Severance Policy. A copy of the 2010 Officer Severance Policy is attached for your review. By accepting our offer, you agree to accept and abide by the terms and conditions of this Policy, as it may be amended from time to time by the Company in the future, subject to the BOD's review and approval of any such amendments.

Wayne, you are also eligible for reimbursement of relocation expenses up to $50,000.00 for a move to Alaska. The actual amount will be determined following a relocation survey conducted by our vendor Golden North Van Lines. Written approval from Alaska Communications' Relocation Administrator is required before incurring any expenses or engaging authorized

Wayne Graham	Page 2 of 4
Offer Letter	February 25, 2011

by our vendor Golden North Van Lines. Written approval from Alaska Communications' Relocation Administrator is required before incurring any expenses or engaging authorized service providers, Alaska Communications can deny payment for any expenses incurred without this prior approval.

You agree and certify that as CFO you owe Alaska Communications the highest duty of loyalty and fiduciary responsibility. Among other obligations, this means you will never make secret profits at ACS' expense, will not accept favors from customers or vendors, and you will protect all of ACS' assets and property, tangible and intangible, as if they were your own. You also agree that during your employment at ACS and for twelve (12) months thereafter, you will not, directly or indirectly, be employed by, own an interest in, control, operate, provide consulting services to or be connected as an agent, independent contractor, partner, shareholder or principal in any business which markets products, goods or services which directly or indirectly compete with our business. You agree you are not obligated by any other signed agreements or other obligations that will preclude you from working full-time in the best interest of Alaska Communications.

As an ACS employee, you will have access to trade secrets and other confidential information about our Company, its employees, board of directors, finances, products, customers, operations, plans and methods of doing business. During your employment and after the termination of your employment with us, you agree forever to keep confidential all of this confidential information of the Company, except as required by law. You also agree to abide by the terms of the non-disparagement and non-solicitation provisions included with any applicable ACS Officer Severance Policy while you are an employee with ACS and after termination of your employment.

During your employment and after termination of your employment, you agree to reimburse the Company for any amount of cash incentive, bonus payment or equity award made (or the value thereof), the profits realized from the sale of securities of the Company, or any severance benefits you have received, for the time periods required, as the case may be, that were provided to you on the basis of financial results later found to require an accounting restatement under applicable laws or regulations (as these requirements may be adopted or amended in the future), or for any severance benefits received in the event the Company subsequently discovers any actions or omissions by you which would have warranted your termination for Cause under the applicable Officer Severance Policy. In the event reimbursement is required, you agree to make payment to the Company promptly, within thirty (30) days of receipt of a written notice from the BOD or any Committee of the BOD describing the repayment obligation and the amount owed to the Company.

Business conditions change from time to time and the commitment to provide continuing employment and your total compensation package depend upon the Company's success and continuing business requirements. As a result, I feel a responsibility to advise you that Alaska Communications is an "at will" employer. This means that either you or the Company can terminate the employment relationship at any time for any reason, with or without cause. While I feel the need to share these cautions, please also know that I feel confident that you are joining an organization that will prevail as the premier Alaskan communications service provider.

Wayne, we are looking forward to you joining us at Alaska Communications - we are committed to distinguishing our Company as the best place to work and the best place to do business,

Wayne Graham	Page 3 of 4
Offer Letter	February 25, 2011

values we believe go hand-in-hand. If you share these values and our vision of success as the leading integrated telecommunications provider in Alaska, please accept this offer by signing this letter and returning the original to me no later than February 27, 2011. ff you have questions about this offer, please do not hesitate to call me at my work phone: 907-564-3335 or cell: 907-632-1010.

By accepting our offer, you agree to abide and be bound by all ACS Policies and Procedures (including, without limitation, the Compensation Policy, Proprietary Information Policy, and Corporate Compliance Manual), and acknowledge and agree that, as our business evolves, the Company may from time to time amend and add to its Policies and Procedures, in the discretion of the Company, and any such modified or new Policies and Procedures shall apply to you.

Respectfully yours,

/s/ Anand Vadapalli

Anand Vadapalli
President & Chief Executive Officer

cc:      Employee File

AV rg

Accepted: /s/ Wayne Graham	Date: 2/27/11

Wayne Graham	Page 4 of 4
Offer Letter	February 25, 2011

Attachment "A"

Recognizing that the best telecommunications employees in Alaska warrant the best total compensation in our market, we offer comprehensive benefits in addition to our rich cash and restricted stock compensation that will allow you to:

  Cover you and your family's health care needs with our Health & Welfare benefits, These quality benefits offer solid medical coverage and other benefits to include 70% coinsurance, co-pays for prescription drugs, dental, short-term disability and many other quality of life benefits with premiums largely paid by Alaska Communications. Your coverage begins the first of the month following the 1st full month of employment. Your contribution to fund these benefits will be deducted from your bi-weekly pay before taxes. Reduce your out-of-pocket expenses even more with our Flexible Spending Accounts, which allow you to pay for qualified medial and dependent care with your pre-tax earnings.
  Bring retirement security closer with the Alaska Communications Employee 401(k) Savings Plan, which features tax-deferred savings; quality, diverse investment options; daily valuation; on-line and telephone account access; loans; and other attractive features.
  Build greater ownership in Alaska Communications by purchasing Alaska Communications stock at a 15% or more under market value through our Employee Stock Purchase Plan.
  Balance work and the rest of life with Flexible Time Off, which you accrue at four weeks annually, and additional Personal Holidays.
  Protect your earnings with Company paid long-term disability insurance (50% income replacement), $50,000 Basic Life and AD&D insurance. Buy higher coverage levels or purchase optional Long-term Care insurance through convenient payroll deductions.
  Develop your knowledge and skills through our Education Assistance Program, under which Alaska Communications will invest in you by paying for qualified coursework.
  Take advantage of the 15% telecommunications discount we provide to "Alaska Communications Ambassadors" who choose Alaska Communications services.

This is only an overview of the many benefits available at Alaska Communications and official plan documents will define actual benefits. Also, benefits are subject to change from time-to-time. I encourage you to contact Rick Granbois, Compensation & Benefits Analyst, if you have questions about the benefits you are enjoying as an Alaska Communications employee. You can reach Rick by phone (907) 564-1290 or email (rick.qranbois@acsalaska.com).

[Alaska Communications Letterhead]

February 25, 2011

Wayne Graham
3449 Chelan Drive
West Linn, Oregon 97068

Dear Wayne:

This letter is to confirm our understanding regarding your work location and arrangements for your  position as CFO of the Company:

1.	Your primary location of work will be in our Hillsboro offices at 19720 NW Tanasbourne Drive, Suite 100, Hillsboro, Oregon, 97124.
2.	You will work out of our Anchorage offices at 600 Telephone Ave, Anchorage AK 99503, every other week.
3.	As long as your primary work location remains in our Hillsboro office, the Company will match your first 6% annual contribution to our 401K plan. The Company's contribution fully vests when paid. The Company may change the plan provisions at a future date.
4.	The Company will defray the cost of your air travel between our Hillsboro and Anchorage offices up to $20,000 a year for a period of 3 years starting on the date of your employment with us.
5.	Additionally, the company will also provide reimbursement for you to maintain an apartment in Anchorage for a period of 6 months, not to exceed $1,600 per month, starting the date of your employment with us. You will also have the use of a Company fleet vehicle when you are in Anchorage for the first six months of your employment.

Best regards,

/s/ Anand Vadapalli

Anand Vadapalli
President and CEO

cc:        Employee

Accepted: /s/ Wayne Graham	Date: 2/27/11